Exhibit 10.13
FISCAL 2015 DIRECTOR COMPENSATION ARRANGEMENTS
For the twelve month period ending June 30, 2015, each non-employee director of Cardiovascular Systems, Inc. will receive the following compensation:

Retainers of $40,000 for service as a board member; $20,000 for service as a chairman of a board committee; $10,000 for service as a member of a board committee; and $1,200 per board or committee meeting attended in the event that more than twelve of such meetings are held during the period. Directors may irrevocably elect, in advance of each fiscal year, to receive these fees in cash, in common stock of the Company or a combination thereof, or in restricted stock units (“RSUs”). Each director electing to receive fees in RSUs shall at the time of such election also irrevocably select the date of settlement of the RSU. On the settlement date, RSUs may be settled, at the Company’s discretion, in cash or in shares of common stock or a combination thereof.

An RSU award with a value of $125,000 payable, in the Company’s discretion, in cash or in shares of common stock. The Company will provide for the RSU payment, whether paid in cash or shares of common stock, to be made (in a lump sum if paid in cash) within 30 days following the six-month anniversary of the termination of the director’s board membership.

In addition, the Chairman of the Board receives an additional annual retainer of $60,000, and may irrevocably elect, in advance of each fiscal year, to receive this retainer in cash, in common stock of the Company or a combination thereof, or in RSUs. The non-employee members of the Board are also reimbursed for travel, lodging and other reasonable expenses incurred in attending board or committee meetings.
The Board believes that stock ownership by directors is important to align their interests more closely with those of stockholders. The Board has therefore established minimum stock ownership guidelines for non-employee directors which require each director to own Company common stock having a value of at least five times his or her annual cash retainer of $40,000. Each current director has five years from the adoption of this guideline to reach this level of ownership and any new director shall have five years from the date of election to reach this ownership level.